WOLVERINE TUBE, INC.

P R E S S R E L E A S E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

WOLVERINE TUBE REPORTS THIRD QUARTER 2007 RESULTS

$353 million revenues, $11.7 million EBITDA

****

DAVID OWEN APPOINTED AS CHIEF FINANCIAL OFFICER

Huntsville, Alabama, (November 1, 2007) - Wolverine Tube, Inc. (OTCBB:WLVT) today reported its results for the third quarter ended September 30, 2007. Net sales for the third quarter of 2007 were $353.0 million compared to $396.1 million in the third quarter of 2006. The decline in comparative revenue primarily reflects the closing of Wolverine’s Montreal, Quebec plant in late 2006 and the related discontinuance of rod and bar and smooth alloy tube product sales as well as weaker demand in the residential housing market.

Net loss for the current quarter was $1.3 million compared with a net loss of $49.5 million for the comparative quarter in 2006. Net loss applicable to common shares of $3.6 million includes a non-cash charge of $1.3 million for the accretion of convertible preferred stock to redemption and $1.1 million of preferred stock dividends. Loss per share was $(0.24) for the current quarter compared to a $(3.29) loss per share for the third quarter of 2006.

Operating income (loss) for the third quarter of 2007 was $4.0 million as compared to $(54.1) million in the third quarter of 2006. Operating income (loss) for the third quarter of 2007 included restructuring charges of $5.4 million compared to $55.6 million in 2006. Adjusted earnings before interest, taxes, and depreciation and amortization (“EBITDA”) was $11.7 million for the current quarter as compared with $7.4 million for the comparative 2006 quarter.

Net sales for the nine month period ended September 30, 2007 were $1.0 billion compared to $1.1 billion in the first nine months of 2006. Net income year-to-date was $9.3 million compared to a net loss of $45.2 million for the comparable period of 2006. Net loss applicable to common shares year-to-date was $6.3 million and includes $3.4 million for the accretion of convertible preferred stock to redemption and $12.2 million for preferred stock dividends of which $9.6 million is a non-cash deemed dividend. Loss per share was $(0.41) for the first nine months of 2007 compared to a $(3.00) loss per share for first nine months of 2006.

Operating income (loss) for the first nine months of 2007 was $20.8 million compared to $(33.6) million for the same period of 2006. Operating income (loss) for the first nine months of 2007 included restructuring charges of $9.1 million compared to $55.6 million in 2006. EBITDA for the first nine months of 2007 and 2006 was $42.6 million and $37.4 million, respectively.

Steven S. Elbaum, Chairman, stated that “progress was made during the quarter in strengthening and repositioning Wolverine. Operating income before restructuring charges and EBITDA comparatively improved during the quarter and the nine months ended September 30, 2007. Our common stock rights offering has been completed with 25.5 million shares of common stock purchased by our stockholders providing $28.0 million in equity, before expenses. Additionally, under the terms of the Preferred Stock Purchase Agreement, we anticipate that The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited will purchase $4.6 million in additional shares of Series A Convertible Preferred Stock in order to maintain their fully diluted ownership of Wolverine at 55%. The proceeds from the call option exercise, together with the proceeds from the rights offering, will result in additional equity invested in the Company of $32.6 million. Having now completed the rights offering, we anticipate a refinancing of Wolverine’s debt.”

“Since the closing of Alpine and Plainfield’s investment in late February 2007, a new leadership team has been established at Wolverine and numerous constructive contacts have occurred with customers, competitors and key suppliers. We are increasingly confident that Wolverine can be a leading global supplier of value added solutions and products to our OEM customers in systems that require high performance and energy efficient heat transfer and cooling. With operations in the U.S., Canada, Mexico, Portugal and China, Wolverine is well positioned to serve its existing customers and further expand its reach into attractive growth markets.”

“Wolverine’s business model will increasingly focus more resources on the development of energy efficient heat transfer and cooling technology within high performance copper tubes and components that are integrated within its customers’ systems. Conversely, Wolverine expects to focus fewer resources and assets on the manufacture of base tubes, which will be increasingly outsourced to lower cost producers. Improved and efficient sourcing and logistics, quality control, excellent customer service and a more flexible cost structure will be hallmarks of this business model, which we believe will deliver long term value to Wolverine’s shareholders and customers. Wolverine is concentrated on improving its competitiveness, operating performance and customer service. It intends to focus on higher value added products within a deleveraged capital structure.”

Mr. Elbaum noted that “the recent appointment of Dave Owen as Chief Financial Officer, effective January 1, 2008, strengthens Wolverine’s senior management team and adds tremendous experience, discipline and leadership to the execution of its business plan. Dave has worked closely with me and Harold Karp, Wolverine’s President, in senior financial positions. In addition to public accounting experience early in his career, Dave has been a senior financial officer in metals-based manufacturing companies, both public and private, for the last 30 years, most recently in the past ten years as Chief Financial Officer of The Alpine Group, Inc., Essex Electric Inc. and Essex International Inc.”

“We extend our appreciation to Jed Deason for his valuable contribution to preparing Wolverine for a successful turnaround and new leadership for the future. Jed will remain as Chief Financial Officer through December 31, 2007.”

Commenting on the results, Harold M. Karp, President and Chief Operating Officer said, “Third quarter operating results, as well as results for the nine months ended September 30, 2007, were solid despite the negative impact of an industry wide reduction in residential air conditioning, plumbing and refrigeration tube. Softness in the residential markets was offset by improved margins and pricing in certain segments, and stronger demand for technical and fabricated tube products in the commercial chiller markets. This is the second consecutive quarter of improved operating performance through productivity gains, yield improvements and lean initiatives. I expect these initiatives to yield measurable improvements in the future.” Karp continued, “Our senior leadership team continues to strengthen with the appointment of Dave Owen as Chief Financial Officer and is well staffed with the leadership talent, experience and passion to execute our business strategy.”

Jed Deason, Chief Financial Officer stated, “Our liquidity position continues to improve over the prior year even with the continuation of historically high prices for copper, which averaged $3.48 per pound in the third quarter of 2007. Funds available under our $35 million secured revolving credit facility and our $90 million receivables sale facility continue to support our working capital requirements. As of October 29, 2007, we had utilized $24 million of the receivables sale facility and had no outstanding borrowings under the secured revolving credit facility, although the secured revolving credit facility is used to support $23.3 million in outstanding letters of credit. Therefore, including North American cash of approximately $18.9 million, our available liquidity was $69.0 million on October 29, 2007. Additionally, management is currently working to refinance the Company’s debt that matures in 2008.”

SEGMENT RESULTS

The Company currently operates in Commercial Products and Wholesale Products segments. The Commercial Products segment includes technical, industrial, and copper alloy tubes, fabricated products, and metal joining products. The Wholesale Products segment includes plumbing and refrigeration tube. Prior to 2007, the Company’s business also included a Rod, Bar and Other Products segment comprising a broad range of copper and copper alloy solid products as well as a distribution business in The Netherlands. The Netherlands distribution business, which was historically included in the Rod, Bar and Other products segment, is now included in the Commercial Products segment for the current quarter and the comparable period in 2006.

The Commercial Products segment’s gross profit decreased by 14.7 percent to $11.1 million in the third quarter of 2007 compared to the prior year’s third quarter gross profit of $13.0 million. Shipments of commercial products decreased to 57.0 million pounds in the current quarter from 65.4 million pounds in the third quarter of 2006. Net sales decreased 11.2 percent to $273.2 million. These results reflect a continued slow residential air conditioning season which impacted demand for industrial tube, fabricated products and metal joining products, and the higher cost to procure metal this year as compared with last year, partially offset by higher unit fabrication revenue due to a richer mix of products and reduced manufacturing costs. Demand for technical tube and fabricated products utilized in the commercial air conditioning industry improved year over year.

The Wholesale Products segment’s gross profit was $6.6 million in the third quarter of 2007 as compared to a loss of $2.4 million in the third quarter of 2006. Shipments of wholesale products totaled 17.6 million pounds as compared to last year’s third quarter of 15.4 million pounds. Net sales were $79.8 million, compared with the prior year’s $72.4 million. Unit fabrication revenues were down slightly this quarter as compared to the third quarter of 2006, but higher volume resulted in comparatively greater net sales. Manufacturing cost improvements and lower costs to procure metal with the benefit of our base inventory hedging program, accounted for the significantly improved gross profit.

FINANCIAL TABLES

The tables following the text of this press release provide financial details that are included in this press release. This includes a reconciliation of net income (loss) to adjusted EBITDA. This press release, including these financial details, is now available on the Wolverine website at http://www.wlv.com in the Investor Relations section under the heading Press Releases.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube fabricated products and metal joining products. Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

FORWARD LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as “may”, “should”, “will”, “expect”, “believe”, “plan”, “anticipate” and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company’s expectations of future operating and financial results and liquidity. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future operating and financial results and liquidity, factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; fluctuation in the COMEX copper, silver and other metals pricing; continuation of historical trends in customer inventory levels and expected demand for our products; outsourcing levels of OEMs; the seasonality of our business; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; the success of our product and process development activities, productivity and strategic initiatives, including initiatives related to transportation, natural gas, electricity and other utility utilization, global expansion activities, market share penetration efforts, working capital management programs and capital spending initiatives; the successful reorganization of our manufacturing operations; our ability to sustain long-term value to our stockholders; the success of our efforts to improve operating metrics; whether our existing preferred stockholders complete the purchase of additional shares of preferred stock pursuant to their call option as expected; and our ability to continue de-levering our balance sheet and to successfully complete a debt refinancing in accordance with our recapitalization plan on expected terms and timetable, including obtaining requisite waivers and consents. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year (as amended) and reports filed from time to time with the Securities and Exchange Commission.

—tables to follow—

WOLVERINE TUBE, INC. FINANCIAL DATA
Consolidated Statements of Operations (Unaudited)

	Three-month period ended		Nine-month period ended
In thousands, except per share data	9/30/2007	10/1/2006	9/30/2007	10/1/2006

Net sales	$352,986	$396,100	$1,022,840	$1,112,396
Cost of goods sold	335,366	386,329	962,862	1,062,607
Gross profit	17,620	9,771	59,978	49,789

Selling, general and administrative expenses	8,378	6,535	24,162	23,928
Advisory fees and severance expenses	(170)	1,792	5,915	3,907
Restructuring charges	5,432	55,580	9,133	55,571
Operating income/(loss)	3,980	(54,136)	20,768	(33,617)

Loss on sale of receivables	862	1,659	2,179	3,691
Interest and amortization expense, net	5,876	5,802	17,669	17,333
Embedded derivatives mark to market	(4,579)	-	(15,755)	-
Other expense (income), net	602	(1,328)	2,278	(19)
Income/(loss) before income taxes	1,219	(60,269)	14,397	(54,622)

Income tax provision/(benefit)	2,465	(10,749)	5,077	(9,393)
Net income/(loss)	(1,246)	(49,520)	9,320	(45,229)

Less: Accretion of convertible preferred stock to redemption value	1,255	-	3,362	-
Less: Preferred stock dividends, including $9,618 non-cash deemed dividends recognized in the first quarter of 2007	1,104	-	12,222	-
Net (loss) applicable to common shares	$(3,605)	$(49,520)	$(6,264)	$(45,229)

Net (loss) per share (1):
Basic	$(0.24)	$(3.29)	$(0.41)	$(3.00)
Diluted	$(0.24)	$(3.29)	$(0.41)	$(3.00)

Common shares outstanding:
Basic	15,178	15,072	15,162	15,068
Diluted	15,178	15,072	15,162	15,068
(1) For the quarter ended September 30, 2007, basic EPS is calculated, in accordance with GAAP, by using the two-class method. Both the three and nine month periods reported ended with net losses applicable to common shares. As preferred shares do not share in the losses of our business, 100% of the net loss is allocable to our common shares.

Segment Information (Unaudited)

The Company currently operates in Commercial Products and Wholesale Products segments. Commercial Products include technical, industrial and copper alloy tubes, fabricated products, and metal joining products. Wholesale Products include plumbing and refrigeration tube. Prior to 2007, the Company's business also included a Rod, Bar and Other Products segment comprising a broad range of copper and copper alloy solid products as well as a distribution business in The Netherlands. As a result of the closing of our Montreal, Quebec Rod and Bar facility, we exited the Rod, Bar and Other products segment at the end of 2006. The Netherlands distribution business, which was historically included in the Rod, Bar and Other Products segment, is now included in the Commercial Products segment for the current quarter and the comparable period in 2006.

	Three-month period ended		Nine-month period ended
In thousands	9/30/2007	10/1/2006	9/30/2007	10/1/2006

Pounds Shipped:
Commercial	56,994	65,366	170,731	198,599
Wholesale	17,584	15,397	58,256	66,660
Rod, bar, and other (1)	-	4,111	-	13,733
Total pounds shipped	74,578	84,874	228,987	278,992

Net sales:
Commercial	$273,219	$307,588	$778,952	$805,693
Wholesale	79,767	72,424	243,888	261,743
Rod, bar, and other (1)	-	16,088	-	44,960
Total net sales	$352,986	$396,100	$1,022,840	$1,112,396

Gross Profit:
Commercial	$11,053	$12,958	$37,834	$30,703
Wholesale	6,567	(2,352)	22,144	22,101
Rod, bar, and other (1)	-	(835)	-	(3,015)
Total gross profit	$17,620	$9,771	$59,978	$49,789
(1) The Netherlands distribution business is included in the Commercial segment in both 2007 and 2006.
The net sales reclassified in 2006 were $6.4 million for the three-month period and $17.1 million for the nine-month period.
The gross profits reclassified in 2006 were $1.0 million for the three-month period and $2.6 million for the nine-month period.

WOLVERINE TUBE, INC.
Condensed Consolidated Balance Sheet (Unaudited)

In thousands	9/30/2007	10/1/2006	12/31/2006

Assets
Cash and cash equivalents	$25,770	$19,487	$17,745
Restricted cash	5,552	5,004	5,988
Accounts receivable, net	105,677	93,875	62,529
Inventory	161,787	171,552	122,943
Other current assets	12,630	11,050	11,417
Property, plant and equipment, net	129,178	145,003	133,259
Other assets	90,146	110,069	101,449
Total assets	$530,740	$556,040	$455,330

Liabilities and Stockholders' Equity
Accounts payables and other accrued expenses	$85,519	$140,413	$63,992
Short-term borrowings	138,515	2,655	1,638
Derivative liability	4,825	2,281	3,507
Deferred income taxes	201	751	880
Pension liabilities	28,727	34,569	28,504
Long-term debt	99,790	235,041	238,362
Other liabilities	33,736	20,568	29,271
Total liabilities	391,313	436,278	366,154
Preferred stock	3,138	-	-
Stockholders' equity	136,289	119,762	89,176

Total liabilities and stockholders' equity	$530,740	$556,040	$455,330

This press release contains references to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of adjusted EBITDA to net income (loss). Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a year-over-year and quarter-over-quarter basis.

Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Unaudited)

	Three-month period ended		Nine-month period ended
In thousands	9/30/2007	10/1/2006	9/30/2007	10/1/2006
Net Income (Loss)	$(1,246)	$(49,520)	$9,320	$(45,229)
Depreciation and amortization	3,711	4,367	10,913	12,982
Interest expense, net (including loss on sale of receivables)	6,104	6,908	18,003	19,520
Impairment of assets and non-cash portion of restructuring charges	5,029	36,835	6,342	37,862
Income tax provision	2,465	(10,749)	5,077	(9,393)
Earnings before interest, taxes, depreciation and amortization	16,063	(12,159)	49,655	15,742
Advisory fees and severance expenses	(170)	1,792	5,915	3,907
Non-cash gain on embedded derivative (mark to market)	(4,579)	-	(15,755)	-
Restructuring charges	403	17,724	2,791	17,709
Adjusted earnings before interest, taxes, depreciation and amortization	$11,717	$7,357	$42,606	$37,358